Exhibit 16.1

September 25th 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Camposol Holding Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16 F of Form F-1, as part of the Registration Statement on Form F-1 of Camposol Holding Limited dated September 25th 2017. We agree with the statements concerning our Firm in such Form F-1.

Very truly yours,

/s/ PricewaterhouseCoopers Limited

PricewaterhouseCoopers Limited

PricewaterhouseCoopers Ltd, PwC Central,43 Demostheni Severi Avenue,CY-1080 Nicosia

PO Box 21612, CY-1591 Nicosia, Cyprus

T: +357- 22 555 000, F:+357- 22 555 001, www.pwc.com.cy

PricewalerhouseCoopers Ltd is a private company registered in Cyprus (Reg. No.143594). Its registered office is at 3 Themistocles Dervis Street, CY-1066, Nicosia. A list of the company’s directors, including for individuals the present and former (if any) name and surname and nationality, if not Cypriot and for legal entities the corporate name, is kept by the Secretary of the Company at its registered office. PwC refers to the Cyprus member firm, PricewaterhouseCoopers Ltd and may sometimes refer to the PwC network. Each member firm is a separate legal entity. Please see www.pwc.com/structure for further details.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On July 24, 2017, the Audit, Internal Control and Risks Committee (the “Audit Committee”) of the Board of Directors of Camposol, approved the engagement of Gaveglio, Aparicio y Asociados Sociedad Civil de Responsabilidad Limitada, a member firm of PricewaterhouseCoopers International Limited (“Pwc Peru”) as Camposol’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016, effective immediately, and dismissed PricewaterhouseCoopers Limited, a member firm of PricewaterhouseCoopers International Limited (“PwC Cyprus”) on June 30, 2017 as the Company’s independent auditor as the latter is not PCAOB registered.

PwC Cyprus’ audit reports issued under International Standards on Auditing on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015, and 2016 and the subsequent interim period through June 30, 2017, there were (i) no disagreements (as described in Item 16F(a)(1)(iv) of Form 20-F and the related instructions) between the Company and PwC Cyprus on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC Cyprus’ satisfaction, would have caused PwC Cyprus to make reference thereto in their reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 16F(a)(1)(iv) of Form 20-F.

Subsequent to PwC Cyprus dismissal and prior to the issuance of our consolidated financial statements for the two years ended December 31, 2016, we and PwC Peru have identified material weaknesses in our internal control over financial reporting. These control deficiencies resulted in errors leading to the restatement of our previously issued consolidated financial statements as of December 31, 2016, December 31, 2015 and January 1, 2015 and for the years ended December 31, 2016 and 2015. PwC Cyprus has been notified of such restatement.

The Company provided PwC Cyprus with a copy of the disclosures it is making in this Registration Statement on Form F-1 and has requested that PwC Cyprus furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein. A copy of PwC Cyprus’ letter dated September 25, 2017, is filed as an exhibit to our registration statement of which this prospectus is a part.

PwC Peru served as a component auditor and reported on such work to PwC Cyprus for the audit for the years ended December 31, 2015 and 2016. During the fiscal years ended December 31, 2015, and 2016 and the subsequent interim periods as of July 24, 2017, neither the Company nor anyone acting on its behalf has consulted with PwC Peru regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report or oral advice was provided to the Company that PwC Peru concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 16F(a)(1)(iv) of Form 20-F, or (iii) any reportable event within the meaning of Item 16F(a)(1)(iv) of Form 20-F, other than these matters in the ordinary course of the audit.